LANDRY’S ANNOUNCES COMPLETION OF ACQUISITION
OF GOLDEN NUGGET LAS VEGAS AND GOLDEN NUGGET LAUGHLIN
Company Adds Premier Casinos to Restaurant,
Hospitality, Entertainment Properties

Houston, Texas (September 27, 2005) — Landry’s Restaurants, Inc. (NYSE: LNY – News), one of the nation’s largest casual dining and entertainment companies, announced today it has closed the purchase of the landmark Golden Nugget Casino and Hotel in downtown Las Vegas and the Golden Nugget Casino and Hotel in Laughlin, Nevada from PB Gaming, Inc. by acquiring the stock of Poster Financial Group, Inc. (“Poster”) for $140 million in cash and the assumption of $155 million of Senior Secured Notes due 2011, as well as certain working capital liabilities, including house banks in the amount of $23 million and Poster’s existing credit facility.

The acquisition was subject to regulatory approvals, including the Nevada Gaming Commission, which were completed today.

“Landry’s is thrilled to add casino gaming to a varied and diverse collection of entertainment offerings that already includes casual and fine dining, hospitality and aquarium properties,” said Tilman Fertitta, Chairman, President and CEO of Landry’s. “The Golden Nugget is the premier property in downtown Las Vegas, has outstanding brand recognition across the country, and is a perfect fit for us. In addition, the Golden Nugget in Laughlin provides us a second gaming property in an established market. Landry’s operating skill and steady leadership will help boost the Golden Nugget to a new level of performance and satisfaction.”

Chief Financial Officer Rick Liem said, “We believe both properties have excellent upside potential and will be accretive to our 2006 earnings.”

Landry’s Restaurants, Inc. is one of the nation’s largest and fastest growing casual-dining and entertainment companies. Publicly traded on the New York Stock Exchange, Landry’s owns and operates over 300 restaurants, including Landry’s Seafood House, Joe’s Crab Shack, The Crab House, Rainforest Cafe, Charley’s Crab, Willie G’s Seafood & Steak House, The Chart House and Saltgrass Steak House. Landry’s also owns several icon developments, including Inn at the Ballpark and the Downtown Aquarium in Houston; Kemah Boardwalk, a magnificent 40-acre, family-oriented themed entertainment destination; and the 17-acre Downtown Aquarium in Denver. The company employs over 36,000 workers in 36 states.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward- looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. A statement containing a projection of revenues, income, earnings per share, same store sales, capital expenditures, or future economic performance are just a few examples of forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include ineffective marketing or promotions, competition, weather, store management turnover, a weak economy, negative same store sales, the Company’s inability or failure to continue its expansion strategy. The Company may not update or revise any forward-looking statements made in this press release.

CONTACT:

Tilman J. Fertitta Chairman, President and CEO 713.850.1010 www.LandrysRestaurants.com	or	Rick Liem Senior Vice President and CFO 713.850.1010 www.LandrysRestaurants.com